EXHIBIT 10.40
ADVISORY AGREEMENT
     THIS ADVISORY AGREEMENT (“Agreement” or “AA”) is made and entered into on this the 24th day of May, 2007, by and between Halter Financial Group, L.P., a Texas limited partnership (“HFG”), and Athersys, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged.
     NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:
     1. Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s financial advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right to engage, at HFG’s sole cost and expense, third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:
     A.  Going Public Transaction.
     Assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation (“Pubco”) domiciled in the United States of America and quoted on the “OTC BB” (a “Going Public Transaction”). It is anticipated that (a) upon consummation of the Going Public Transaction and (b) the closing of the Company’s current private placement of securities (the “Company Offering”), which will generate estimated gross offering proceeds of not less than $40,000,000, the Company’s current stockholders and investors in the Company Offering will hold at least 95% of all the issued and outstanding shares of Pubco’s common capital stock.
     B. Post Transaction Period
     Upon consummation of the Going Public Transaction, HFG agrees to:
     (i) assist Pubco in obtaining a new CUSIP number and a new stock symbol upon the changing of its name;
     (ii) if necessary, coordinate with the Company’s legal counsel the preparation and assembly of application materials for the listing of Pubco’s common stock on a national stock exchange; and
ADVISORY AGREEMENT — Page 1

     (iii) provide Pubco with such additional advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.
     2. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company or Pubco.
     3. Authorization Period. HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the first to occur of the following: (a) the termination of the Merger Agreement (as defined below) in accordance with its terms prior to the effective time of the merger, (b) 90 days from the Effective Date in the event the Going Public Transaction has not been completed, (c) the mutual decision of the parties not to move forward with the Going Public Transaction or (d) 12 months from the Effective Date.
     4. Fees and Expenses. In consideration for the services to be provided for hereunder the Company shall pay to HFG the amount of $350,000 (the “Fee”) to be paid on the closing date of the Going Public Transaction. The Company shall be under no obligation to pay any part of the Fee to HFG in the event this Agreement is terminated as a result of the failure of the Company and Pubco to effect the Going Public Transaction as contemplated by the agreement and plan of merger entered into between Pubco, a subsidiary of Pubco and the Company concurrently with the execution of this Agreement (the “Merger Agreement”).
     5. Indemnification. The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct.
     6. Governing Law. This Agreement shall be governed by the laws of the State of Texas.
ADVISORY AGREEMENT — Page 2

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG: Halter Financial Group, L.P.
By:	/s/ Timothy P. Halter
Timothy P. Halter, Chairman, Halter
Financial Group GP, LLC, its General Partner

The Company: Athersys, Inc.
By:	/s/ Gil Van Bokkelen
	Name:	Gil Van Bokkelen
Its: CEO

ADVISORY AGREEMENT — Page 3